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EXHIBIT 4.3

                        RAYTHEON TI SYSTEMS SAVINGS PLAN

                    Provisions in Effect as of July 11, 1997

         RAYTHEON TI SYSTEMS, INC., a corporation with its principal office in Lexington, Massachusetts , hereinafter sometimes referred to as "RTIS," does hereby establish and adopt the Raytheon TI Systems Savings Plan.

         In accordance with the foregoing and pursuant to resolutions adopted by the Board of Directors of the Employer, the Employer hereby adopts the following Raytheon TI Systems Savings Plan, effective July 8, 1997, subject to the approval of the Internal Revenue Service.

                            ARTICLE I - NAME OF PLAN

         1.1 Name of Plan. This plan shall be known as the RAYTHEON TI SYSTEMS SAVINGS PLAN, hereinafter referred to as the "Plan."

                            ARTICLE II - DEFINITIONS

         Where used in this Plan, unless the context otherwise requires, or unless otherwise expressly provided herein, the following terms shall have the meaning described in this Article II. Where the context admits, the masculine shall include the feminine and the singular shall include the plural, and vice versa.

         2.1 Affiliated Company. Any corporation which is a member of a controlled group of corporations with RTIS (within the meaning of section 414(b) of the Code) or any partnership, joint venture or other business organization (whether or not incorporated) which is under common control or is affiliated with RTIS (within the meaning of section 414(c) of the Code), or any member of an affiliated service group (within the meaning of section 414(m) of the Code) of which RTIS is a member, provided that in Sections 4.6(b) and 4.6(f) hereof the term "Affiliated Company" shall be defined by substituting the phrase "more than 50 percent" for the phrase "at least 80 percent" wherever such phrase appears in section 414(b) or (c) of the Code and the regulations thereunder.

         2.2 Allocated Stock. Shares of Raytheon Stock held by the Trustee under the Trust that are attributable to that portion of a Participant's Cash or Deferred Account invested in the Raytheon Stock Fund.

         2.3 Alternate Payee. Any spouse, former spouse, child, or other dependent of a Participant who has provided the Plan with his or her social security number and who is recognized under a Qualified Domestic Relations Order as having a right to receive all, or a portion of, the benefits payable under this Plan with respect to such Participant.
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         2.4 Annual Additions.  The sum of the following amounts allocated to a
Participant's accounts in all defined contribution plans maintained by an
Employer:

                  (a)   Employer contributions;

                  (b)   Forfeitures;

                  (c)   Employee contributions;

                  (d) Amounts allocated to an individual medical account as defined in section 415(l)(2) of the Code, which is part of a pension or annuity plan maintained by the Employer; and

                  (e) Amounts derived from contributions which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee under a welfare benefit plan (as defined in section 419(e) of the Code) maintained by the Employer. The percentage limitation referred to below shall not apply to (1) any contribution for medical benefits within the meaning of section 4129A(f)(2) of the Code after separation from service which is otherwise treated as an "annual addition" or (2) any amount otherwise treated as an annual addition under section 415(l)(1) of the Code.

         2.5 Balanced Fund. A portion of the Trust Fund in which a Participant may elect to invest all or a portion of his or her Cash or Deferred Account. Assets in the Balanced Fund shall be invested primarily in a combination of common stocks and government and corporate bonds, including, without limitation, index funds and mutual funds.

         2.6      Beneficiary.

                  (a) The spouse of the Participant who is married to the Participant at the time of the Participant's death, or any person or persons named by a Participant who is not married as his or her Beneficiary, co.Beneficiary, or contingent Beneficiary. A married Participant shall be entitled to designate one or more Beneficiaries or contingent Beneficiaries other than the Participant's spouse to receive any amount payable by the Trust in the event of his or her death and from time to time to change such designation. Such designation shall not take effect unless:

     (1) the spouse of the Participant consents in writing to such designation and the spouse's consent acknowledges the effect of such designation and is witnessed by a Plan representative or a notary public, or
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     (2) the Participant establishes to the satisfaction of a Plan representative that such spouse's consent may not be obtained because there is no spouse or because the spouse cannot be located.

                  (b) Any consent by a spouse (or the establishment that a consent of a spouse may not be obtained) shall be effective only with respect to that spouse and any such consent by a spouse may be revoked by such spouse by filing prior to the Termination of Employment of the Participant a revocation in such form and manner as the Committee shall specify. The Plan representatives may rely on the representations by the Participant as to whether the Participant has no spouse or the spouse cannot be located and shall have no liability for such reliance except as required by Part 4 of Title I of ERISA. All beneficiary designations shall be made in accordance with such rules and regulations as the Committee shall prescribe.

Unless otherwise designated by the Participant in accordance with this section, a Participantis Beneficiary shall be the same person or persons that such Participant designated as a beneficiary under the TI Employees Universal Profit Sharing Plan, as such classification existed immediately before the adoption of the Plan.

                  (d) A person who is an Alternate Payee under a Qualified Domestic Relations Order shall be considered a Beneficiary for purposes of this Plan.

          2.7 Board of Directors. The Board of Directors of RTIS unless specifically stated otherwise.

         2.8 Bond Fund. A portion of the Trust Fund in which a Participant may elect to invest all or a portion of his or her Cash or Deferred Account. Assets in the Bond Fund shall be invested primarily in U.S government and corporate bonds including, without limitation, index funds and mutual funds.

         2.9 Break in Credited Service. A 12 consecutive month period commencing on an Employee's Date of Employment or any anniversary of such date during which the Employee has no Hours of Service.

         2.10 Cash or Deferred Account. The account of a Participant in which is recorded the Participant's interest in the Trust Fund attributable to:

              (a) Employer CODA Contributions and Employer Matched Savings Contributions;

              (b)  Participant Rollover Contributions; and

              (c) amounts transferred to the Participant's Cash or Deferred Account pursuant to the provisions of Section 5.3 hereof.
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         2.11 Child Birth or Adoption Absence. Absence from work (which is not a
Leave of Absence) by reason of pregnancy of the Employee, the birth of a child of the Employee, the placement of a child with the Employee in connection with the adoption of such child by the Employee, or for purposes of caring for such child for a period beginning immediately following such birth or placement.

         2.12 Code. The Internal Revenue Code of 1986, as amended from time to time.

         2.13 Committee.  The RTIS Employee Benefits Administration Committee.

         2.14 Compensation.

                  (a) The total earnings not in excess of $150,000 as adjusted from time to time by the Secretary of the Treasury or his or her delegate for increases in the cost-of-living pursuant to the provisions of section 415(d) of the Code, paid by an Employer to an Employee during the year that are not excluded below.

                  (b) Subject to the limitations contained in this definition, Compensation shall mean pay received by an Employee including but not limited to:

   (1)      base pay

   (2)      overtime premiums;

   (3)      sales bonuses;

   (4)      performance premiums;

   (5) earnings which an Employee elects to have the Employer contribute under the Cash or Deferred Account or contribute to payment of Employee insurance premiums;

   (6) premiums paid in addition to base salary to compensate for assignments involving hazardous duty, hardship, inconvenience, or other unusual job factors not excluded below;

   (7) earnings paid by a foreign or domestic subsidiary to a United States citizen treated as an Employee of RTIS as provided in Section 2.29 hereof;

   (8) payments for hours during which no duties are performed and for which an Employee is paid or entitled to payment to the extent such hours are credited pursuant to Section 2.36 below, and

   (9) earnings which an Employee elects to have the Employer contribute as compensation reductions pursuant to the Raytheon TI Systems Employees Health Benefit Plan; and
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                  (c)  The following items shall be excluded from Compensation:

     (1)      travel expenses;

     (2) resettlement allowances and amounts paid to reimburse the Employee for expenses incurred as a result of a change in location of job assignment, such as moving and other transfer expenses;

     (3) other payments of or reimbursements for expenses incurred by the Employee on behalf of the Employer;

     (4) differentials paid in addition to base salary to compensate for differences in living costs;

     (5) income realized by an Employee from the exercise of an Employee stock option, whether restricted, qualified, incentive or nonqualified, or from disposition of Raytheon Stock acquired upon exercise of an option;

     (6) all payments in cash or property that constitute perquisites or Employee benefits that are not specifically based on services rendered but solely on status as an employee;

     (7) the market value of catalog points awarded and perfect attendance awards; and

     (8) separation pay, severance pay, and similar payments made as a result of, or in anticipation of, a Termination of Employment.

                  (d) If an Employee is terminated and subsequently reemployed in the same year, all Compensation in that year shall be included, and when determining the Employer Matched Savings Contributions in accordance with the provisions of Section 4.2, Compensation shall include only Compensation received by the Participant after the date the Participant first became eligible for such Employer contributions.

         2.15 Computation Period. The 12 consecutive month period beginning with an Employee's Date of Employment or any anniversary thereof.

         2.16 Date of Employment. The date a person first becomes an Employee, except that in the case of (i) an Employee who has incurred a Break in Credited Service prior to becoming a Participant in a Plan Account and (ii) an Employee who has incurred five consecutive Breaks in Credited Service after becoming a Participant in a Plan Account, the most recent date upon which such Employee again became an Employee after the Break or Breaks in Credited Service shall be that Participant's Date of Employment.

         2.17 Deferred Compensation Agreement. An agreement in such form as the Committee shall prescribe which a Participant enters into whereby the
Participant:
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  (a)      assents to the terms and conditions of this Plan;

  (b) agrees to accept the same and be bound thereby on behalf of himself or herself, his or her Beneficiaries and his or her personal representatives; and that such agreement shall survive any revocation or amendment and remain in full force and effect so long as the Participant is a Participant in this Plan, and

   (c) elects to have his or her Employer make Employer CODA Contributions in lieu of cash payment to the Participant subject to such terms and conditions and limitations, as may be prescribed from time to time by the Committee.

         2.18 Defined Benefit Fraction. A fraction, the numerator of which is the projected retirement benefit of the Participant under all defined benefit plans maintained by an Employer, Subsidiary, or Affiliated Company which are qualified under section 401(a) of the Code (determined as of the close of the year), and the denominator of which is the lesser of (i) the product of 1.25 multiplied by the dollar limitation in effect for such year under subsection 415(b)(1)(A) of the Code, or (ii) the product of 1.4 multiplied by the amount which may be taken into account under subsection 415(b)(1)(B) of the Code with respect to such Participant for such year.

         2.19 Defined Contribution Fraction. A fraction, the numerator of which is the sum of all of the Participant's Annual Additions for the year and all prior years of service with an Employer, Subsidiary, or Affiliated Company, and the denominator of which is the sum of the lesser of the following amounts determined for such year and each prior year of service with an Employer, Subsidiary, or Affiliated Company: (i) the product of 1.25 multiplied by the amount specified in Section 4.5.1(b)(1) hereof in effect for such year, or (ii) the product of 1.4 multiplied by the amount specified in Section 4.5.1(b)(2) hereof in effect for such year.

         2.20 Depository Fund. That portion of the Trust Fund attributable to Employer CODA Contributions and Employer Matched Savings Contributions, other than the assets invested in the Participant Investment Funds, and earnings and increases thereon. Employer CODA Contributions and Employer Matched Savings Contributions and earnings thereon shall be invested in the Depository Fund until invested in the Participant Investment Funds by the Trustee in accordance with Section 4.9 hereof. Assets in the Depository Fund shall be invested for short term purposes in bonds, notes and other evidences of indebtedness having a maturity date not beyond one year from the date of purchase, United States Treasury bills, commercial paper, bankers' acceptances and certificates of deposit, and undivided interests or participation therein and (if subject to withdrawal on a daily basis) participation in common or collective funds composed thereof.
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         2.21. Determination Date.  The last day of the preceding Plan Year.

         2.22 Determination Year. The Plan Year for which testing is being performed pursuant to Article IV hereof.

         2.23 Direct Rollover. A payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

         2.24 Distributee. A Participant, the surviving spouse of a Participant, or the former spouse of a Participant who is an Alternate Payee under a Qualified Domestic Relations Order.

         2.25 Domestic Relations Order. Any judgment, decree, or order (including approval of a property settlement agreement) of any court of competent jurisdiction which relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant, and is made pursuant to a state domestic relations law (including a community property law).

         2.26 Earliest Retirement Age. The earliest of (i) the date on which the Participant is entitled to a distribution under Article VII, or (ii) the later of (1) the date the Participant attains age 50, or (2) the earliest date on which the Participant could begin receiving benefits under the Plan following a Termination of Employment.

         2.27 Eligible Retirement Plan.

              (a) Any of the following that accepts the Distributee's Eligible Rollover Distribution:

   (1) an individual retirement account described in section 408(a) of the Code;

   (2) an individual retirement annuity described in section 408(b) of the Code;

   (3)      an annuity plan described in section 403(a) of the Code; or

   (4)      a qualified trust described in section 401(a) of the Code.

              (b) In the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

         2.28 Eligible Rollover Distribution. Any distribution of all or any portion of the balance to the credit of the Distributee, except that an eligible rollover distribution does not include:
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  (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's Beneficiary, or for a specified period of ten years or more;

  (b) any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and

  (c) the portion of any distribution that is not included in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities.)

         2.29 Employee.

                  (a) Any Employee of any Employer, whether full-or part-time, but shall exclude:

   (1) all employees who do not reside within and at the same time are not citizens of the United States, unless otherwise agreed upon under special agreements providing for participation in this Plan;

   (2) all persons engaged for assignments for whatever period under special agreements providing for exclusion from participation in this Plan;

   (3) leased employees within the meaning of sections 414(n)(2) and 414(o)(2) of the Code; and

   (4) all persons who are listed on the Employer's records as an individual contractor or an Employee of another company, even if that person is subsequently determined to be a common-law employee.

                  (b) Notwithstanding any provisions of this Plan to the contrary, a United States citizen who is an employee, whether full or part-time, either of a foreign subsidiary as such term is defined in section 406(a) of the Code to which an agreement entered into by RTIS under section 3121(1) of the Code is applicable, or of a domestic subsidiary, as such term is defined in section 407(a) of the Code, shall be treated as an Employee of RTIS for all purposes of this Plan if no contribution under a funded plan of deferred compensation is provided by any person other than RTIS with respect to the remuneration paid to such United States citizen by such foreign or domestic subsidiary which is his or her Employer.

         2.30 Employer. Raytheon TI Systems and any other corporation which may become a party to this Plan.
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                                       9

         2.31 Employer CODA Contributions. Employer contributions to the Cash or Deferred Accounts of Participants in accordance with the provisions of Section
4.1 hereof.

         2.32 Employer Matched Savings Contributions. Employer contributions to the Cash or Deferred Accounts of Participants in accordance with the provisions of Section 4.2 hereof.

         2.33 Equity Fund. A portion of the Trust Fund in which a Participant may elect to invest all or a portion of his or her Cash or Deferred Account. Assets in the Equity Fund shall be invested primarily in equity securities or other investments including, without limitation, index funds and mutual funds.

         2.34 ERISA. Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

         2.35 415 Compensation.

                  (a) (1) A Participant's wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includable in gross income (including but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits and reimbursements or other expense allowances under a nonaccountable plan (as described in section 1.62.2(c) of the regulations under section 62 of the Code);

                     (2) amounts received through accident or health insurance for death, personal injuries or sickness (other than amounts received by an Employee, to the extent such amounts (1) are attributable to contributions by the Employer which were not includable in the gross income of the Employee, or
(2) are paid by the Employer; provided that amounts received under an accident or health plan for Employees and amounts received from a sickness and disability fund for Employees maintained under the law of a state or the District of Columbia shall be treated as amounts received through accident or health insurance and amounts paid to highly compensated individuals under a discriminatory self-insured medical expense reimbursement plan (as such term is defined in section 105(h) of the Code) shall be considered Compensation, but only to the extent that these amounts are includable in the gross income of the Employee;
                     (3) moving expenses incurred by the Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under section 217 of the Code;

                     (4) the value of a non-qualified stock option granted to an Employee, but only to the extent that the value of the option is includable in the gross income of the Employee for the taxable year in which granted; and
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                                       10

                     (5) the amount includable in the gross income of an Employee upon making the election described in section 83(b) of the Code.

                  (b) 415 Compensation shall not include any other forms of remuneration, including but not limited to:

                      (1) contributions made by the Employer to a plan of deferred compensation to the extent that before the application of the limitations contained in section 415 of the Code to that plan, the contributions are not includable in the gross income of the Employee for the taxable year in which contributed, provided that any distributions from a plan of deferred compensation are not considered Compensation regardless of whether such amounts are includable in the gross income of the Employee when distributed, and provided further that any amounts received by an Employee pursuant to an unfunded non-qualified plan are permitted to be considered as Compensation for the year in which the amounts are includable in the gross income of the Employee;

                     (2) amounts realized from the exercise of a non-qualified stock option or when restricted stock or property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

                     (3) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;

                     (4) other amounts which receive special tax benefits such as premiums for group-term life insurance (but only to the extent that the premiums are not includable in the gross income of the Employee), or contributions made by an Employer towards the purchase of an annuity contract described in section 403(b) of the Code (whether or not made under a salary reduction agreement and whether or not the contributions are excludable from the gross income of the Employee.

                  (c) In the case of (1) an Employee of two or more corporations which are members of a controlled group of corporations or of two or more trades or businesses (whether or not incorporated) that are under common control (as those terms are defined in section 414(b) of the Code as modified by section 415(h) of the Code), or two or more members of an affiliated service group as defined in section 414(m) of the Code; and (2) an Employee of two or more members of any group of Employers who must be aggregated and treated as one Employer pursuant to section 414(o) of the Code, the term "415 Compensation" for such Employee includes compensation from all Employers that are members of the group, regardless of whether the Employee's particular Employer has a qualified plan.

         2.36 Growth Stock Fund. A portion of the Trust Fund in which a Participant may elect to invest all or a portion of his or her Cash or Deferred Account. Assets in the Growth Stock Fund shall be invested primarily in stocks of companies whose earnings are growing faster than average with an emphasis on long-term price appreciation, including, without limitation, index funds and mutual funds.
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                                       11

         2.37 Highly Compensated Employee.

              (a) Any Employee who:

                  (1) is a five percent owner at any time during the Plan Year or the preceding Plan Year; or

                  (2) for the preceding Plan Year:

                      (i) received Compensation in excess of the amount specified in section 414(q)(1)(B)(i) of the Code; and

                      (ii) if the Employer so elects, in accordance with section 414(1)(1)(B)(ii) of the Code, was a member of the Top-Paid Group for such preceding Plan Year.

              (b) Former Employees will be treated as Highly Compensated Employees if the former Employee was a Highly Compensated Employee at the time of his or her separation from service or the former Employee was a Highly Compensated Employee at any time after attaining age 55.

              (c) The term iTop-Paid Groupi for any year includes Employees in the group of Employees specified in section 414(q)(4) of the code, which consists of the top 20 percent of Employees when ranked on the basis of Compensation paid during such year.

              (d) In determining the number of Employees in the Top-Paid Group or the number of officers taken into account under subsection (c) of this section, nonresident aliens with no earned income from the Employer that constitutes income from sources within the United States shall not be treated as Employees and (unless the Employer elects otherwise) the following Employees shall be excluded:

                  (1) Employees with fewer than six months of service;

                  (2) Employees who normally work fewer than 17( hours per week;

                  (3) Employees who normally work during not more than six months during the year;

                  (4) Employees who have not attained age 21; and

                  (5) (to the extent permitted by regulation) Employees who are included in a unit of Employees covered by a collective bargaining agreement with the Employer.
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                                       12

              (e) The dollar amounts incorporated under subsection (a)(2)(A) shall be adjusted as provided in section 414(q)(1) of the Code.

              (f) For purposes of this section, the term "Compensation" means compensation as defined under section 415(c)(3) of the Code, without regard to sections 125, 402(a)(8)) and 402(h)(1)(B) of the Code and without regard to salary reduction contributions under section 403(b) of the Code. For Plan Years beginning after December 31, 1997, the term "Compensation" means compensation as defined under section 415(c)(3) of the Code.

              (g) This section shall be interpreted in a manner consistent with section 414(q) of the Code and the regulations thereunder and shall be interpreted to permit any elections permitted by such regulations to be made.

         2.38  Hour of Service.

                 (a) Each hour of an individual's employment with the Employer (including an Affiliated Company), which are members of a controlled group including an Employer under this Plan or which are under common control with an Employer under this Plan within the meaning of sections 414(b) and (c) of the Code, for which the Employee is directly or indirectly paid or entitled to payment from an Employer or Affiliated Company and for an Employee described in subsection (b)(5) below each hour during which he is on Leave of Absence.

                 (b) Employees shall receive credit for Hours of Service as follows:

                     (1) Employees whose pay is determined on the basis of certain amounts for each hour worked and who are regularly scheduled to work less than 40 hours per week shall receive credit for the number of Hours of Service completed during each week of employment;

                     (2) Employees whose pay is determined on the basis of certain amounts for each hour worked and who are regularly scheduled to work more than 39 hours per week shall receive credit for the greater of 40 Hours of Service for each week of employment or the number of Hours of Service completed during the week;

                     (3) Employees whose pay is not determined on the basis of certain amounts for each hour worked shall receive credit for 45 Hours of Service for each week of employment;

                     (4) Employees whose pay is not determined on the basis of certain amounts for each hour worked and who have entered into an agreement with their Employer to work a schedule that is less than 40 hours per week shall be credited with Hours of Service by multiplying 40 hours by the quotient obtained when such Employee's Compensation for that month is divided by the lowest full-time rate of pay for that Employee for the month; and
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                                       13

                     (5) Employees who were regularly scheduled to work at least 40 hours per week prior to the commencement of a Leave of Absence shall receive credit for 40 Hours of Service for each week or one-seventh of 40 Hours of Service for each day of the Leave of Absence.

                  (c) Each hour of a Child Birth or Adoption Absence shall be deemed an Hour of Service and each hour during which no duties are performed for which an Employee is paid or entitled to payment by an Employer or Affiliated Company, or by a trust or insurance company to which an Employer or Affiliated Company makes contributions, due to vacation, holiday, illness, incapacity (including disability), furlough, reduction in force, layoff, jury duty, military duty or Leave of Absence shall be deemed an Hour of Service; provided that, no more than 501 Hours of Service shall be credited to any Employee for a Child Birth or Adoption Absence or for a single continuous period in which the Employee is paid or entitled to payment and no duties are performed unless such Hours of Service are credited pursuant to another paragraph in this Section.

                  (d) Each hour for which back pay, irrespective of mitigation of damages, is awarded or agreed to by an Employer or Affiliated Company shall be deemed an Hour of Service.

                  (e) Employees shall not be credited with more than one Hour of Service for any hour of employment.

                  (f) Hours of Service shall be credited to the Computation Period during which such hours occur. Hours for a period during which no duties are performed for which an Employee is paid or entitled to payment not based on units of time shall be credited to the first of two Computation Periods during which such period occurs if such period extends beyond one Computation Period. Hours of Service for Child Birth or Adoption Absence shall be credited to the Computation Period in which the absence begins if the Participant is prevented from incurring a Break in Credited Service during such Computation Period solely by such credit, otherwise, such Hours of Service shall be credited to the immediately following Computation Period and Hours of Service for which back pay is awarded or agreed to shall be credited to the Computation Period for which the back pay was awarded instead of the Computation Period in which paid. Hours of Service for periods during which no duties are performed shall be determined, and shall be credited to Computation Periods, in a manner consistent with the requirements of Department of Labor Regulations section 2530.200b.2(b) and (c).

         2.39 Income Fund. A portion of the Trust Fund in which a Participant may elect to invest all or a portion of his or her Cash or Deferred Account. Assets in the Income Fund shall be invested primarily in securities and other investments, including without limitation index funds and mutual funds, with emphasis on current income and preservation of principal.
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                                       14

         2.40 International Stock Fund. A portion of the Trust Fund in which a Participant may elect to invest all or a portion of his or her Cash or Deferred Account. Assets in the International Stock Fund shall be invested primarily in non-U.S. equity securities and debt obligations of companies and governments or other investments including, without limitation, index funds and mutual funds.

         2.41 Investment Contract Fund. A portion of the Trust Fund in which a Participant may elect to invest all or a portion of his or her Cash or Deferred Account. Assets in the Investment Contract Fund shall be invested primarily in contracts with insurance carriers and financial institutions and in fixed-income securities which are subject to contracts protecting book value for early withdrawals.

         2.42 Key Employee.

              (a) Any of the Participants in this Plan or any of the participants in any plan required to be considered for purposes of Section 16.5 hereof, who, during the Plan Year or any of the preceding four Plan Years:

                      (1) is an officer of an Employer under this Plan or an Employer under such other plans ("employer" hereafter) having annual Compensation exceeding 50 percent of the amount in effect under section 415(b)(1)(A) of the Code for any such Plan Year provided that not more than 50 employees (or, if lesser, the greater of three employees or ten percent of all employees of an employer) shall be considered Key Employees pursuant to this clause;

                      (2) one of the ten Employees owning (or considered as owning within the meaning of section 318 of the Code) both more than one-half percent interest and one of the ten largest interests in an Employer;

                      (3) a five-percent owner of an Employer within the meaning of section 416(i)(1)(B) of the Code, or

                      (4) a one-percent owner of an Employer within the meaning of section 416(i)(1)(B) of the Code.

              (b) For purposes of determining five-percent and one-percent owners, neither the aggregation rules nor the rules of section 414(b), (c), and
(m) of the Code apply.

         2.43  Leave of Absence.  Absence by reason of:

                  (a)      temporary disability;

                  (b)      temporary layoff;

                  (c) any period of service in the armed forces of the United States, or, if a Participant is a national of a country other than the United States, in the armed forces of the country of which the Participant is a national;

                  (d) any period of employment with any Affiliated Company not a party to this agreement (other than employment specified in Section 2.29(b) hereof); and

                  (e) any other absence so designated by the Employer.

         2.44 Market Value. The price at which an item of property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts. The Market Value of any item of property is to be determined neither by a forced sale price nor by the sale price of the item in a market other than the market in which such item is most commonly sold to the public. All relevant facts shall be considered. A value determined pursuant to the principles stated in Section 5.6 hereof as of a time not the Valuation Date shall be deemed to be as of the Valuation Date, and shall be deemed to be the Market Value.

         2.45 Other Defined Contribution Plan. A defined contribution plan, other than this Plan, maintained by the Employer or any Affiliated Company which is qualified under section 401(a) of the Code or any section of the Code which supersedes said section.

         2.46 Participant. Any Employee who satisfies any of the eligibility requirements of Article III hereof and for whose account a credit has been made under the terms of this Plan through contributions by an Employer or by the Employee, or for whose account a credit would have been made had his or her Employer made a contribution. Participant shall also include any former Employee for whose credit an account is maintained under the terms of this Plan.

         2.47 Participant Investment Funds. The Balanced Fund, Bond Fund, Growth Stock Fund, Equity Fund, Income Fund, International Stock Fund, Investment Contract Fund, and Raytheon Stock Fund, collectively.

         2.48 Permanent Disability. The permanent disability of a Participant which has been verified to the satisfaction of the Committee.

         2.49 Plan Account.  The Cash or Deferred Account.

         2.50 Plan Year. The period beginning with January 1 and ending with December 31 of each year.

         2.51 Qualified Domestic Relations Order.

              (a) A Domestic Relations Order which creates or recognizes the existence of an Alternate Payee's right, or assigns to an Alternate Payee the right, to receive all or a portion of the benefits payable with respect to a Participant under this Plan, and clearly specifies:

                  (1) the name and last known mailing address (if any) of the Participant and of each Alternate Payee covered by the order;

                  (2) the amount or percentage of the Participant's benefits to be paid by the Plan to each Alternate Payee, or the manner in which such amount or percentage is to be determined;

                  (3) the number of payments or period to which such order applies; and

                  (4) a statement that such order applies to this Plan.

              (b) An order which requires the Plan to provide increased benefits (determined on the basis of the Participant's account balances), or for the payment of benefits to an Alternate Payee which are required to be paid to another Alternate Payee under another order previously determined to be a Qualified Domestic Relations Order, or requires the Plan to provide any type or form of benefits or any option not otherwise provided under this Plan shall not be considered a Qualified Domestic Relations Order.

              (c) An order shall not be treated as requiring the Plan to provide any type or form of benefits or any option not otherwise provided solely because such order requires that payments of benefits be made to an Alternate Payee:

                  (1) in the case of any payment before a Participant has had a Termination of Employment, on or after the date on which such Participant attains (or would have attained) the Earliest Retirement Age;

                  (2) as if the Employee had a Termination of Employment on the date on which such payment is to begin under such Order (but taking into account only the Employee's account balances actually accrued to such date), or

                  (3) in any form in which such benefits may be paid under the Plan to the Participant.

         2.52 Qualified Military Service. Any period of duty on a voluntary or involuntary basis in the United States Armed Forces, the Army National Guard and the Air National Guard when engaged in active duty for training, inactive duty for training or full-time National Guard duty, the commissioned corps of the Public Health Service and any other category of persons designated by the President of the United States in a time of war or emergency. Such periods of duty shall include active duty, active duty for training, initial active duty for training, inactive duty training, full-time national Guard duty and absence from employment for an examination to determine fitness for such duty.

         2.53 Raytheon Stock.  The common stock of Raytheon Company.

         2.54 Raytheon Stock Fund. A portion of the Trust Fund in which a Participant may elect to invest all or a portion of his or her Cash or Deferred Account. Assets in the Raytheon Stock Fund shall be invested primarily in Raytheon Stock except to the extent deemed necessary by the Trustee to meet the cash requirements of the Trust. Notwithstanding the foregoing, it is specifically provided that the Trustee shall not purchase Raytheon Stock under the terms hereof when, in the opinion of counsel for the Employer, such purchase may not be made.

         2.55 Required Aggregation Group. Each plan of the Employer in which a Key Employee is a Participant in the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other plan of the Employer which will be required to be aggregated to enable any plan in which a Key Employee participates to meet the requirements of section 401(a)(4) or 410 of the Code.

         2.56 Required Beginning Date.

              (a) Except as otherwise provided in subsection (b), April 1 of the calendar year following the later of: the calendar year in which the Participant attains the age of 70(OMEGA), or the calendar year in which the Participant retires.

              (b) In the case of a Participant who is a five-percent owner (as defined in section 416 of the Code) with respect to the Plan Year ending in the calendar year in which such Participant attains the age of 70(OMEGA), April 1 of the calendar year in which the Participant attains the age of 70(OMEGA).

         2.57 Retirement. An Employee's first Termination of Employment at or after the age of 65 or, if earlier, Termination of Employment, pursuant to which the Employee received or is entitled to receive within 60 days, retirement benefits pursuant to the provisions of the Raytheon TI Systems Employees Pension Plan or any successor of such plan, or any other defined benefit retirement plan maintained by RTIS or any Affiliated Company, but if the Participant shall not be a Participant in any of such plans, Retirement shall be the time when such Participant ceases to be an Employee of the Employer or any Affiliated Company after the attainment of the age of 60 years, even though such age may be prior to the normal retirement date specified in the Raytheon TI Systems Employees Pension Plan.

         2.58     Rollover Contribution.

                  (a) A contribution by a Participant of (i) an amount which shall not exceed an amount previously received by the Participant not more than 60 days preceding the date of such rollover contribution from (1) another deferred compensation plan qualified under section 401(a) of the Code, or (2) an individual retirement account which account was created and existed in accordance with section 408(d)(3) of the Code, or (ii) an amount which is a direct rollover to the Plan from another qualified plan or from an individual retirement account as such terms are defined in (i) above. For purposes of this Section, "direct rollover" shall mean an Eligible Rollover Distribution that is paid directly to this Plan for the benefit of the Distributee.

         (b) Funds which are not eligible for treatment as rollover contributions pursuant to section 401(a)(31) of the Code shall not be considered Rollover Contributions.

         2.59 Subsequent Employer. The purchaser, other than an Affiliated Company of (i) all or substantially all of the assets used in a trade or business of any Employer, or (ii) any Employer's interest in a subsidiary of that Employer with respect to an Employee who continues in employment with the purchaser; provided that a purchaser shall not be considered a Subsequent Employer if that purchaser agrees to maintain this Plan or to maintain or establish a defined contribution plan that is qualified under section 401(a) of the Code, to which Plan assets in the amount of the Employee's benefit under this Plan will be transferred.

         2.60 Temporary Layoff. An absence from employment under circumstances of reduced employment requirements in which the Employer, through its normal documentation, expresses its intent to recall the Employee within six months, not including (unless otherwise determined by the Employer) any period of such absence in excess of six months.

         2.61 Tender Offer. A tender offer, or exchange offer, or other offer to purchase, by any person either alone or in conjunction with others, or a solicitation of an offer to sell to such person, one percent or more of the outstanding shares of Raytheon Stock, which offer or solicitation is applicable to the Raytheon Stock held by the Trustee under the Trust.

         2.62 Termination of Employment.

              (a) a cessation of the Employer-Employee relationship which is not a Leave of Absence; or

              (b) a failure to return to work after expiration of a Leave of Absence.

         2.63 Top-Heavy Plan.  A plan described in Section 16.4 hereof.

         2.64 Top-Heavy Plan Year. A Plan Year during which the Plan is determined to be a Top-Heavy Plan.

         2.65 Total Assets. The total assets as shown in the balance sheet contained in the consolidated financial statements of RTIS and Affiliated Companies audited by RTISis independent certified public accountants and reported to shareowners in the published annual report of RTIS.

         2.66 Trading Day. Any day on which the New York Stock Exchange is open for business.

         2.67 Trust Agreement. Master Trust Agreement between Raytheon Company and Fidelity Management Trust Company, dated July 31, 1992, establishing the Raytheon Company Master Trust for Defined Contribution Plans.

         2.68 Trustee. The trustee or trustees acting as such under the Trust Agreement, including any successor or successors.

         2.69 Trust Fund. All money and other property held from time to time by the Trustee pursuant to the Trust Agreement.

         2.70 Unallocated Raytheon Stock. Shares of Raytheon Stock held by the Trustee under the Trust that are not attributable to that portion of a Participant's Cash or Deferred Account invested in the Raytheon Stock Fund.

         2.71 Valuation Date.  Any Trading Day.

         2.72 Year of Credited Service.

              (a) A 12 consecutive month period commencing on an Employee's Date of Employment or any anniversary of such date during which the Employee completes at least 1,000 Hours of Service. Notwithstanding the foregoing, for an Employee identified in Section 2.38(b)(4) hereof, 750 hours shall be substituted for 1,000 Hours of Service.

              (b) Any Employee who was, immediately before the effective date of the Plan, an employee of Texas Instruments Incorporated, shall have his or her Years of Credited Service determined under the preceding provisions of this section but, in making such determination, employment with Texas Instruments Incorporated shall be treated as if it were performed for RTIS.

                   ARTICLE III - ELIGIBILITY AND PARTICIPATION

         3.1 Eligibility and Participation. Employees shall be eligible to participate in this Plan as provided in Section 3.2 below. Participation in any Plan Account shall be entirely voluntary and such participation shall not be a condition of continued employment. In order to become a Participant in the Cash or Deferred Account, an Employee shall sign an appropriate acceptance card at such time and in such manner as the Committee shall prescribe, indicating his or her assent to the terms and conditions of this Plan and such Plan Account and his or her agreement to accept the same and be bound thereby on behalf of himself or herself and his or her Beneficiaries or personal representatives.

         3.2      Participation.

                  (a) Cash or Deferred Account. Any Employee shall be eligible to participate in the Cash or Deferred Account on the date he or she becomes an Employee and shall become a Participant on the date he or she files a Deferred Compensation Agreement pursuant to Section 3.3 below with the Committee.

                  (b) Rollovers. Any Employee shall become eligible to make a Rollover Contribution to the Plan on the date he or she becomes an Employee. Each Employee who makes a Rollover Contribution shall become a Participant in the Cash or Deferred Account on the date such Rollover Contribution is made (such Rollover Contribution being subject to such limitations and terms and conditions as the Committee may prescribe from time to time), but only to the extent of the Participant's Rollover Contribution.

         3.3      Deferred Compensation Agreement.

                  (a) In order to authorize Employer CODA Contributions to a Cash or Deferred Account in his or her name, an Employee shall sign and file a Deferred Compensation Agreement at such time and in such form as the Committee shall prescribe. Subject to the terms and conditions hereinafter stated, and subject to such further limitations, terms and conditions as may be prescribed from time to time by the Committee, each Participant may enter into, amend or revoke a Deferred Compensation Agreement. Each such agreement and any amendment or revocation which conforms to the terms and conditions prescribed by the Committee shall be effective as soon as practicable after it is received by the Committee and shall continue in effect until revoked or modified by the Participant filing a new agreement, amendment, or revocation or by the Committee acting pursuant to Section 3.4 hereof. Any Employee with respect to whom a Deferred Compensation Agreement has not been filed or is not effective for any given payroll period shall be deemed to have elected cash Compensation in lieu of an Employer CODA Contribution pursuant to Section 4.1 hereof.

                  (b) The amount of Employer CODA Contributions elected by an Employee shall be not less than the minimum nor more than the maximum specified from time to time by the Committee, but in no event shall it exceed $7,000 as adjusted from time to time by the Secretary of the Treasury or his or her delegate for increases in the cost-of-living pursuant to the provisions of section 402(g) of the Code.

         (c) Each Deferred Compensation Agreement shall be applicable to all payroll periods during which such agreement is in effect.

         3.4 Committee Amendment or Revocation of Deferred Compensation
Agreement.

                  (a) The Committee shall have the absolute and unqualified right to amend or revoke the Deferred Compensation Agreement of any Participant at any time, if the Committee determines in its sole discretion that such amendment or revocation is necessary or appropriate to prevent the Employer CODA Contributions elected by such Participant for any Plan Year from exceeding the limitations set forth in Sections 4.4 or 4.5 hereof, to maintain the tax-qualified status of this Plan and the Trust, or to prevent employer contributions for all participants under this Plan from exceeding the limits under Section 4.3 hereof.

                  (b) Notwithstanding the foregoing, the Committee shall have the absolute and unqualified right to postpone or suspend Compensation deferrals pursuant to Participant elections if such committee determines, in its sole discretion, that such postponement or suspension is desirable or necessary for any reason including, without limitation, the absence or insufficiency of appropriate facilities, equipment, personnel, computer systems or other resources or administrative procedures for processing such Deferred Compensation Agreements or Compensation deferrals.

         3.5 Effect of Break in Credited Service. An Employee who has incurred a Break in Credited Service shall not participate in any Plan Accounts of this Plan during the Break in Credited Service. Former Participants in one or more Plan Accounts and Employees who had satisfied the requirements for participation in one or more Plan Accounts prior to incurring a Break in Credited Service shall begin participating in such Plan Account or Plan Accounts effective upon the date of reemployment, provided that in the case of any Plan Account any such Participant or former Employee (i) who has not completed the number of Years of Credited Service for Vesting required under such Plan Account, and (ii) whose number of consecutive Breaks in Credited Service equal or exceed his or her aggregate number of Years of Credited Service prior to the Break in Credited Service (excluding Years of Credited Service which have previously been excluded under this Section), shall begin participating in such Plan Account in accordance with the provisions of Section 3.2 hereof, and his or her Years of Credited Service prior to his or her last Break in Credited Service shall be disregarded in determining such Employee's eligibility to participate in such Plan Account, provided that, such Years of Credited Service shall not be disregarded in the case of any Break in Credited Service occurring after December 31, 1984 unless the number of consecutive Breaks in Credited Service of the Participant is at least five.

         3.6 Treatment of Qualified Military Service. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Service will be provided in accordance with section 414(u) of the Code.

                           ARTICLE IV - CONTRIBUTIONS

         4.1 Amount of Employer CODA Contributions. Employers shall from year to year contribute for the exclusive benefit of the Participants an amount equal to the total amount of contributions elected by all Participants in their Deferred Compensation Agreements effective for the Plan Year, subject to the limitations set forth in Article III hereof and in Sections 4.4, 4.4, and 4.5 hereof; provided however, that not more than 17 percent of Compensation may be contributed per pay period.

         4.2 Amount of Employer Matched Savings Contributions. Employers shall contribute on behalf of each Participant for whom contributions are made pursuant to Section 4.1 hereof, an amount equal to 50 percent of the amount contributed on behalf of such Participant pursuant to Section 4.1 hereof for the Plan Year, not to exceed an amount equal to two percent of the amount of Compensation received by such Participant during the Plan Year.

         4.3 Limitation on Employer Contributions. Notwithstanding the foregoing Sections 4.1 and 4.2 hereof, the Employer contributions pursuant to this Plan shall be subject to the limitations of Sections 4.4 and 4.5 hereof; and there shall not be contributed for any Employer more than 15 percent of the total Compensation paid to all of its participating Employees, determined on a cumulative basis for all Plan Years computed as of the end of each Plan Year.

         4.4 Reduction of Employer CODA Contributions and Employer Matched Savings Contributions to Meet Section 401(k) and Section 401(m) Discrimination Tests.

                  (a) Notwithstanding the provisions of this Article IV, the Committee may at any time in accordance with the provisions of Section 4.5 hereof, decrease the amount of the Employer CODA Contributions elected by any Participant and Employee Matched Savings Contribution for any Participant to meet the requirements of sections 401(k)(3) and 401(m) of the Code. In the event that the amounts of the Employer CODA Contributions and Employer Matched Savings Contributions on behalf of any Participant under this Article exceed the amounts specified in Section 3.3 hereof or the annual allowable deferral amount under section 401(k)(3) or 401(m) of the Code, the excess contributions and earnings thereon shall be distributed to the Participant by the end of the Plan Year following the Plan Year in which such excess contributions were made.

                  (b) The exclusions in Sections 4.4(d) and 4.4(h) below shall be applied on a uniform and consistent basis for all purposes for which the definition contained in section 414(q) of the Code is applicable.

                  (c) The provisions of section 1.401(m).2(b) of the regulations under the Code are hereby incorporated by this reference.

                  (d) In the event that the initial allocations of Employer CODA Contributions do not satisfy one of the tests set forth in this Section ("excess contributions" hereafter), such excess contributions shall be adjusted as follows: on or before the fifteenth day of the third month following the end of each Plan Year, the Highly Compensated Employee having the highest actual deferral ratio shall have his or her portion of such excess contributions distributed to him until one of the tests set forth in this Section is satisfied, or until his or her actual deferral ratio equals the actual deferral ratio of the Highly Compensated Employee having the next highest deferral ratio. This process shall continue until one of the actual deferral percentage tests set forth in this Section is satisfied.

                  (e) For each Highly Compensated Employee, the amount of excess contributions is equal to the Elective Contributions on behalf of such Highly Compensated Employee (determined prior to the application of this paragraph) minus the amount determined by multiplying the Highly Compensated Employee's actual deferral ratio (determined after application of this paragraph) by his or her Compensation as defined in Section 2.14 hereof. However, in determining the amount of excess contributions to be distributed with respect to an affected Highly Compensated Employee as determined herein, such amount shall be reduced by any excess deferred compensation previously distributed to such affected Highly Compensated Employee for his or her taxable year ending with or within such Plan Year and any matching contributions which relate to such excess deferred compensation.

                  (f) With respect to the distribution of excess contributions pursuant to this Section; such distribution:

                      (1) may be postponed but not later than the close of the Plan Year following the Plan Year to which they are allocable;

                      (2) shall be made first from unmatched deferred compensation and, thereafter, simultaneously from deferred compensation which is matched and matching contributions which relate to such deferred compensation;

                      (3) shall be adjusted for income; and

                      (4) shall be designated by the Employer as a distribution of excess contributions (and income).

                  (g) Reduction to Meet Section 401(m) Discrimination Tests. In the event that the initial allocations of Employer Matched Savings Contributions for any Participant do not satisfy one of the tests set forth in this Section ("excess aggregate contributions" hereafter), the excess aggregate contributions shall be adjusted as follows: on or before the fifteenth day of the third month following the end of each Plan Year, the Highly Compensated Employee having the highest actual contribution ratio shall have his or her portion of the excess aggregate contributions distributed to him until one of the tests set forth in this Section is satisfied, or until his or her actual contribution ratio equals the actual contribution ratio of the Highly Compensated Employee having the next highest actual contribution ratio. This process shall continue until one of the actual contribution percentage tests set forth in this Section is satisfied.

                  (h) For each Highly Compensated Employee, the amount of excess aggregate contributions is equal to the Employee Matched Savings Matching Contributions on behalf of such Highly Compensated Employee (determined prior to the application of this paragraph) minus the amount determined by multiplying the Highly Compensated Employee's actual contribution ratio (determined after application of this paragraph) by his or her Compensation as defined in Section
2.14 hereof.

                  (i) With respect to the distribution of excess aggregate contributions pursuant to this Section; such distribution:

                      (1) may be postponed but not later than the close of the Plan Year following the Plan Year to which they are allocable;

                      (2) shall be adjusted for income; and

                      (3) shall be designated by the Employer as a distribution of excess aggregate contributions (and income).

         4.5 Reduction of Annual Additions.

             (a) Annual Additions for Participants shall be reduced in accordance with Sections 4.5(b) and 4.5(f) below. In the event that any Other Defined Contribution Plans do not provide for reductions in Annual Additions in accordance with this Section, then the reductions in the Annual Additions under this Plan shall be made in the order set forth below, disregarding the specified priority for reductions in the Annual Additions to such Other Defined Contributions Plans which do not so provide.

                  (b) Notwithstanding any other provisions of this Plan to the contrary, the Annual Additions to a Participant under the Cash or Deferred Account on behalf of each Participant for any Plan Year, when combined with the Annual Additions on behalf of such Participant for such Plan Year under all Other Defined Contribution Plans cannot exceed the lesser of:

                      (1) $30,000 (or, if greater, one-fourth of the dollar limitation in effect for such Plan Year under section 415(b)(1)(A) of the Code) as adjusted from time to time by the Secretary of the Treasury or his or her delegate for increases in the cost of living pursuant to the provisions of section 415(d) of the Code; or

                      (2) 25 percent of the Participant's 415 Compensation during the Plan Year.

                  (c) (1) Annual Additions to which a Participant would otherwise be entitled pursuant to the provisions of this Plan and such Other Defined Contribution plans which are in excess of the limitations set forth above shall be reduced in the following order:

                      (A) Employer CODA Contributions under Section 4.1 hereof;

                      (B) Employer Matched Savings Contributions under Section
4.2 hereof; and
                      (C) Forfeitures under Section 5.7 hereof.

                    (2) In the event that any such Other Defined Contribution Plans do not provide for reductions in Annual Additions in accordance with this Section, then the reductions in the Annual Additions under this Plan shall be made in the order set forth above, disregarding the specified priority for reductions in the Annual Additions to such Other Defined Contributions Plans which do not so provide.

               (d) The Annual Additions for any year for a Participant who is or who has been a Participant in one or more defined contribution plans maintained by an Employer, or Affiliated Company (determined by substituting 50 percent for 80 percent in section 414(b) and (c) of the Code) which is qualified under section 401(a) of the Code shall be aggregated for purposes of the limitations contained in this Section.

              (e) If as a result of the allocation of Forfeitures, a reasonable error in estimating a Participant's 415 Compensation, or under other limited facts and circumstances which the Internal Revenue Commissioner finds justify the availability of the provisions set forth in this paragraph, the Annual Additions under this Plan on behalf of any Participant for any Plan Year would cause the limitations set forth in this Section 4.5(b) to be exceeded for the Plan Year, such Participants' excess Employer CODA Contribution and income thereon shall be returned to the Participant to the extent of such excess amounts, and any excess amounts remaining after such refund shall, if the Participant is a Participant in this Plan as of the end of the Plan Year in which the excess occurs, be used to reduce Employer contributions for such Participant in the following Plan Year (and any succeeding Plan Years until the excess amount is exhausted); provided that, if such Participant ceases to be a Participant in this Plan prior to the end of the Plan Year in which the excess occurs, then the excess amounts shall be unallocated in a suspense account and allocated and reallocated to the Cash or Deferred Accounts as determined by the Committee, of all Participants in this Plan (subject to the limitations of this Section 4.5(b)) in the following Plan Year prior to the allocation of any Employer contributions and shall reduce the amount of Employer contributions for such following Plan Year for all Participants in this Plan.

                  (f) The Annual Additions for any year for a Participant who is or who has been a Participant in one or more defined benefit plans maintained by an Employer, or Affiliated Company (determined by substituting 50 percent for 80 percent in section 414(b) and (c) of the Code) which is qualified under section 401(a) of the Code shall not exceed an amount which would result in the sum of the Participant's Defined Benefit Fraction for any year and the Participant's Defined Contribution Fraction for the same year exceeding 1.0.

                  (g) Annual Additions to which a Participant would otherwise be entitled pursuant to the provisions of this Plan and such Other Defined Contribution Plans and defined benefit plans which are in excess of the limitations set forth above shall be reduced in the following order:

                      (1) All retirement benefits under such defined benefit plans;

                      (2) Employer CODA Contributions under Section 4.1 hereof;

                      (3) Employer Matched Savings Contributions under Section
4.2 hereof; and

                      (4) Forfeitures under Section 5.7 hereof.

                  (h) In the event that any such defined benefit plans or Other Defined Contribution Plans do not provide for reductions in Annual Additions in accordance with this Section, then the reductions in the Annual Additions under this Plan shall be made in the order set forth above, disregarding the specified priority for reductions in the Annual Additions to such Other Defined Contribution Plans which do not so provide.

                  (i) If as a result of the allocation of Forfeitures, a reasonable error in estimating a Participant's 415 Compensation, or under other limited facts and circumstances which the Internal Revenue Commissioner finds justify the availability of the provisions set forth in this Paragraph, the Annual Additions under this Plan on behalf of any Participant for any Plan Year would cause the limitations set forth in this Section 4.5(i) to be exceeded for the Plan Year, such Participants' excess Employer CODA Contribution, and income thereon, shall be returned to the Participant to the extent of such excess amounts, and any excess contribution amounts remaining after such refund shall, if the Participant is a Participant in this Plan as of the end of the Plan Year in which the excess occurs, be used to reduce Employer contributions for such Participant in the following Plan Year (and any succeeding Plan Years until the excess amount is exhausted); provided that, if such Participant ceases to be a Participant in this Plan prior to the end of the Plan Year in which the excess occurs, then the excess amounts shall be held unallocated in a suspense account and allocated and reallocated to the Cash or Deferred Accounts as determined by the Committee, of all Participants in this Plan (subject to the limitations of this Section 4.5(i) in the following Plan Year prior to the allocation of any Employer contributions for such following Plan Year for all Participants in this Plan.

         4.6 Allocation of Employer Contributions Among Employers. Allocation of Employer CODA Contributions and Employer Matched Savings Contributions Among Employers. The Employer CODA Contributions and Employer Matched Savings Contributions of each Employer shall be that portion of the amount determined in Sections 4.1 and 4.2 hereof which the total amount elected pursuant to Section
4.1 hereof by all Participants employed by the Employer bears to the total amount elected by all Participants in the Plan for the Plan Year. If, however, all Employers are members of an affiliated group (as such term is used in the Code) and any Employer is prevented from making a contribution it would otherwise have made by reason of having no current or accumulated earnings and profits (as such terms are used in the Code) or because such earnings and profits are less than the Employer contribution which it would otherwise have made, then so much of the contribution which such Employer was prevented from making may be made for the benefit of the participating Employees of such Employer by the other Employers of the group to the extent permitted by the Code.

         4.7 Form of Employer Contributions. The amount of each Employer's Employer CODA Contributions and Employer Matched Savings contributions under this Plan shall be made to the Trustee in the form of cash and/or other property of equivalent value as of the date of contribution, including without limitation authorized and previously unissued Raytheon Stock and Raytheon Stock held as treasury shares. The value of any Raytheon Stock contributed as of the date of contribution of the Stock shall be the Market Value of Raytheon Stock on the Composite Tape of the New York Stock Exchange on the date of contribution (or if there shall be no trading on such date, then on the first previous date on which there was such trading).

         4.8 Time of Employer Contributions. The Employer CODA Contributions and the Employer Matched Savings Contributions shall be made as soon as practicable after each pay period, but in any event such contributions shall be made within the period prescribed by the provisions of section 401(k) of the Code or any section of the Code which supersedes said section.

         4.9 Investment of Employer Contributions. All Employer CODA Contributions and Employer Matched Savings Contributions for the Plan Year shall be made in cash and/or other property of equivalent value as of the date of contribution to the individual Participant's Cash or Deferred Account which will be fully invested as soon as practicable after receipt by the Trustee in the Participant Investment Funds in accordance with each Participant's investment election then in effect.

         4.10     Participant Rollover Contributions.

                  (a) Subject to the terms and conditions hereinafter stated, and subject to such further limitations, terms and conditions as may be prescribed from time to time by the Committee, each Employee may make a Rollover Contribution to such Participant's Cash or Deferred Account. No Rollover Contribution may be made with funds which are not eligible for treatment as rollover contributions pursuant to section 403(a)(4) of the Code. The Committee shall have the absolute and unqualified power and authority to determine in its sole discretion whether any such rollover contributions meet the requirements of the Code and to grant or deny the application of any Employee or Participant to make Rollover Contributions to this Plan.

                  (b) Rollover Contributions shall be made to the Trustee in the form of cash or check from the prior trustee or financial institution payable to the order of the Plan.

                  (c) All Rollover Contributions shall be credited to the Participant's Cash or Deferred Account and shall be fully invested as soon as practicable after receipt by the Trustee in accordance with instructions received from the Participant in accordance with the provisions of Section 5.3 hereof.


                ARTICLE V - PARTICIPANTS AND PARTICIPANT ACCOUNTS

         5.1 Employer CODA and Matched Savings Contributions. Employer CODA Contributions and Employer Matched Savings Contributions shall be allocated and credited to the Participant Investment Funds of the Participants who are Employees of such Employer in accordance with the Deferred Compensation Agreement made by the respective Participant for the particular Plan Year; provided, however, that the amount of any reduction in the Employer's contribution made with respect to a Participant pursuant to Sections 3.5, 4.4 or
4.5 hereof shall be deducted from the amount which would otherwise be allocated to such Participant's Cash or Deferred Account. Such contributions shall be invested as soon as practicable after they are received by the Trustee in the Participant Investment Funds in accordance with the investment election made by the Participant.

         5.2 Participant Investment Elections.

             (a) Subject to the terms and conditions hereinafter stated, and subject to such further limitations, terms and conditions as may be prescribed from time to time by the Committee, each Participant may elect the investment of amounts credited to his or her Plan Accounts in accordance with the provisions of this Section 5.2.

              (b) Subject to the provisions of Section 5.3 hereof, a Participant may elect to invest all or part of the assets credited to his or her Cash or Deferred Account in any of the Participant Investment Funds. Such elections may be made not more often than once each day. Each such election which conforms to the terms and conditions prescribed by the Committee shall be effective as soon as practicable after it is made and shall continue in effect until revoked or modified by a new election.

         5.3      Transfers Between Participant Investment Funds.

                  (a) Subject to the terms and conditions hereinafter stated, and subject to such further limitations, terms and conditions as may be prescribed from time to time by the Committee, each Participant may elect not more often than once each day to transfer assets credited to his or her Plan Accounts among any of the Participant Investment Funds in such portions as the Committee shall prescribe.

                  (b) (1) Conditions on Elections. Elections made pursuant to
Section 5.3(a) hereof shall be made in such manner, within such time and subject to such limitations, terms and conditions as the Committee shall prescribe. Each such election which conforms to the terms and conditions prescribed by the Committee shall be effective as soon as practicable after it is received by the Committee.

                      (2) Notwithstanding any provision of this Plan to the contrary no transfers may be made of any amounts in any Participant Investment Funds which are invested in contracts or other instruments that do not expressly permit transfers. Any transfers of any amounts in any Investment Fund which are invested in contracts or other instruments that permit transfers shall be subject to the provisions of such contracts or instruments, including any penalty provisions.

                  (c) Limitations on Transfers from Investment Contract Fund. No transfers may be made from the Investment Contract Fund to the Income Fund and no funds previously invested in the Investment Contract Fund may be transferred to the Income Fund from any other Participant Investment Funds until after the expiration of 90 days from the date those funds were transferred from the Investment Contract Fund.

         5.4 Forfeitures. The Committee shall maintain a separate Forfeiture account to which shall be credited the amount of the account balances of all Forfeitures occurring during the Plan Year.

         5.5 Valuation of Assets. Property held in the Participant Investment Funds established in connection with the Plan Accounts shall be valued in accordance with the following principles:

                  (a) Valuation of Property in General. The value of each item of property is its Market Value.

                  (b) Valuation of Stocks, Bonds, and Other Securities Traded on an Established Market. Stocks, bonds and other securities traded on an established market shall be valued at their closing sale prices on the Valuation Date. If no sale is reported for the Valuation Date, the Market Value shall be the closing price on the most recent Trading Day on where there was a trade unless in the opinion of the Trustee the value thus obtained does not fairly reflect the actual Market Value on the Valuation Date, in which case the security shall be valued by the reputable broker or investment banker selected by the Trustee.

                  (c) Valuation of Notes. Each note shall be valued at the sum of its unpaid principal and of interest accrued to the Valuation Date, unless the Trustee shall obtain evidence satisfactory to the Trustee that the note is worth less than such sum because of change in interest rate, date of maturity, or other cause, or that such sum, either in whole or in part, is uncollectible by reason of insolvency of the party or parties (including any maker, guarantor, or surety) liable, or for other cause, or that any property pledged or mortgaged to secure the payment of such sum or any part thereof is insufficient to satisfy payment of such sum or any part thereof, in which case the note shall be valued by the Trustee in view of the evidence thus obtained.

                  (d) Valuation of Commingled Investment Funds. Assets of the Trust commingled and invested with assets belonging to persons other than the Trust shall be valued at the fair Market Value thereof on the Valuation Date as determined by the manager of such assets.

                  (e) Valuation of Other Property. The valuation of any property not specifically described in Sections 5.5(b), 5.5(c) and 5.5(d) hereof shall be made in accordance with the criteria set forth in Section 5.5(a) hereof.

                               ARTICLE VI - LOANS

        6.1 Loans.

                  (a) Subject to the terms and conditions hereinafter stated, and subject to such further limitations, terms and conditions as may be prescribed from time to time by the Committee, the Committee may authorize a loan or loans to a Participant, who is not on a Leave of Absence, from his or her Plan Accounts.

                  (b) Loan repayments will be suspended under this Plan as permitted under section 414(u) of the Code.

         6.2  Limitation on Amount and Number.  No loan shall be granted:

                  (a) which would result in there being a total amount of loans outstanding to a particular Participant, including accrued interest, in excess of 50 percent of the combined value of the Participant's then-vested interest in his or her Cash or Deferred Account as of the date the loan is processed;

                  (b) which would result in there being a total amount of loans outstanding to the Participant from this Plan and all Other Defined Contribution Plans maintained by an Employer or Affiliated Company which are qualified under the Code, in excess of $50,000 reduced by the highest outstanding balance (if any) of all loans from the plans to such Participant during the preceding 12-month period;

                  (c) with respect to amounts attributable to a Participant's Cash or Deferred Account in an amount which exceeds the value of the Participant's Cash or Deferred Account, determined pursuant to Section 5.5 hereof as of the date the loan is processed;

                  (d) which would result in the removal from the Participant's Account any assets which are invested in contracts or instruments that do not expressly permit loans; or

                  (e) with a principal balance of less than $500.

         6.3 Terms.

                  (a) Each loan shall be deducted from a Participant's account, shall be secured by that portion of the Participant's vested account balance deducted for the loan, and shall be made for such periods of time, not to exceed five years, upon such rate of interest, and upon and subject to such other limitations, terms and conditions as the Committee shall determine. Each loan, including interest as it accrues, shall be repaid in installments in such amounts as the Committee shall determine from each payment of Compensation by the Employer to the Participant, and the Participant in writing shall irrevocably authorize his or her Employer to withhold the amount of each such installment repayment from each payment of the Participant's Compensation and to remit the same to the Trust. Each installment shall be credited to the Participant's account in accordance with the most recent Participant investment election pursuant to Section 5.2 hereof. In the event a Participant's Compensation payments from an Employer are interrupted or for any other reason loan installment payments cannot be remitted to the Trustee by the Participant's Employer while any loan is outstanding, the Participant shall make such installment payments, if any, within such time and such manner as the Committee shall, in its sole discretion, determine. In the event the Participant fails or refuses to make installment payments determined by the Committee on any loan outstanding under this Plan, such committee may, in its sole discretion, waive or reduce any or all of such payments, or accelerate the maturity of such loan and in such event the entire unpaid principal balance and all interest accrued on such loan shall mature and become immediately due and payable and the unpaid balance of principal and interest, interest accrued thereon, collection costs, attorneys fees and other amounts due and owing pursuant to the provisions of the instruments evidencing the loan shall be deemed paid.

                  (b) The Committee shall have the absolute and unqualified right, in its sole discretion, to prescribe limitations, terms and conditions for all loans, and to prescribe, amend with the consent of the Participant, and waive any installment payments on any loan or loans made hereunder.

         6.4 Termination of Employment While Loan Outstanding. In the event the entire principal balances of, together with all interest accrued on, all loans made to a Participant have not been fully repaid to the Trust when the Participant or the Participant's Beneficiary becomes entitled to payment or distribution (excluding withdrawals made pursuant to Section 7.9 hereof) of any of the assets in the Participant's Cash or Deferred Account if necessary, the entire unpaid principal balances and all interest accrued on all loans made to the Participant shall mature and become immediately due and payable and the unpaid balances of principal and interest, interest accrued thereon, collection costs, attorneys fees and other amounts due and owing pursuant to the provisions of the instruments evidencing the loans shall be deducted from the Participant's Cash or Deferred Account and applied to payment of such amounts to the Trust prior to such distribution or payment of any amounts to the Participant or the Participant's Beneficiary.

         6.5 Suspension or Termination. The Committee shall have the absolute and unqualified right to suspend or terminate any and all rights of Participants to receive loans under the Plan and the absolute and unqualified right to refuse to make any and all loans to any Participant if such committee, in its sole discretion, determines that such action is desirable or necessary to maintain the status of the Plan and Trust as qualified under the provisions of section 401 of the Code or any other section of the Code which supersedes such section, or that the Trust has insufficient cash available to make the loan or that the making of any such loan or loans would or might constitute a violation of laws, rules, regulations or orders applicable to the Plan. The Committee also shall have the absolute and unqualified right to suspend or terminate any and all rights of Participants to receive loans or to delay the effective date of any and all loans if it, in its sole discretion, determines that such action is desirable or necessary for any reason, including without limitation, the absence or insufficiency of appropriate facilities, equipment, personnel, computer systems or other resources or administrative procedures for processing loans.


            ARTICLE VII - PAYMENTS TO PARTICIPANTS AND BENEFICIARIES

         7.1 Distributions at Retirement, Permanent Disability or Death. Upon Termination of Employment of an Employee because of Retirement or Permanent Disability or in case of the death of any Participant, the full amount of his or her Plan Accounts shall be payable to the Participant or, in case of death, to the Beneficiary or Beneficiaries, subject to applicable laws.

         7.2 Payments in Absence of Beneficiary. If a Participant does not have a surviving spouse and fails to designate another Beneficiary or if the Beneficiary so designated shall not survive the Participant, the Committee may cause the Participant's interest upon his or her death to be paid to any one or more surviving descendant or descendants or to any surviving parent or parents or the executor under his or her will or to the administrator of his or her estate, or to any one or more of such persons as such committee may direct.

         7.3 Distribution Upon Termination of Employment. A Participant shall be fully and immediately vested in all amounts credited to his or her Cash or Deferred Account. No forfeiture of a vested interest in such accounts shall take place for any reason under this Plan. Upon Termination of Employment of any Participant for any reason other than death, the Participant shall be entitled to receive the full amount of his or her Cash or Deferred Account.

         7.4      Amount and Form of Distribution.

                  (a) Distribution in Raytheon Stock. All distributions from the Raytheon Stock Fund shall be in Raytheon Stock unless the Participant or Beneficiary elects otherwise, provided that no Raytheon Stock shall be distributed until an S-8 application has been filed with the Securities Exchange Commission and all other requirements of law have been satisfied. Notwithstanding the foregoing, no fractional shares of Raytheon Stock shall be distributed, and all assets to be distributed in the form of Raytheon Stock from any Plan Account shall be aggregated for the purposes of such distribution so that there shall be no more than one fractional share of Raytheon Stock. In lieu of any fractional shares there shall be distributed in cash the Market Value of Raytheon Stock as of the Trading Day on which the distribution is processed.

                  (b) Election for Distribution in Cash. A Participant may elect, at such time and in such manner as shall be specified by the Committee, to have all amounts in all of the Participant's Plan Accounts distributed in cash. In the event the Participant dies without having made an election and prior to the commencement of any distributions to the Participant, or to the Participant's Beneficiaries, all primary Beneficiaries of the Participant (or all contingent Beneficiaries if no primary Beneficiaries survive the Participant) may elect, at such time and in such manner as shall be specified by the Committee, to have all amounts in all of the Participant's Plan Accounts distributed in cash. In the event of such election, all Plan Accounts shall be valued in accordance with Section 5.5 hereof, as of the Trading Day on which the distribution is processed.

         7.5      Time of Payment.

                  (a) All amounts distributable shall be paid or distributed to the Participant or Beneficiary by the Trustee pursuant to instructions by the Committee commencing, except as set forth in the following sentence, as soon as practicable after the event giving rise to the distribution if the cumulative balance in all of the Participant's Plan Accounts (i) does not exceed $3,500, or
(ii) exceeds $3,500 and the Participant, if living, and if not, the Participant's Beneficiary, consents to such payment in such form and within such time as the Committee may prescribe.

                  (b) Any amounts distributable to a Participant or Beneficiary shall, if not previously distributed, be fully distributed unless the Participant elects otherwise not later than the sixtieth (60th) day after the end of the Plan Year of the Participant's (i) attainment of age 65; (ii) tenth
(10th) anniversary of participation hereunder, or (iii) Retirement subject to the provisions of Section 7.7 hereof.

                  (c) Notwithstanding the foregoing, distributions to the Beneficiaries of any Participant whose death occurs prior to the commencement of any distributions to such Participant shall be made in such number of increments, not more than three, as may be elected (i) by the Participant by written election filed with the Committee prior to his or her death, or (ii) by all primary Beneficiaries of the Participant (or by all contingent Beneficiaries of the Participant if no primary Beneficiaries survive the Participant) by written election filed with the Committee after the death of the Participant and prior to the commencement of any distributions to the Participant or his or her Beneficiaries; such elections may be revoked by the Participant, or after the Participant's death by all primary Beneficiaries of the Participant (or by all contingent Beneficiaries of the Participant if no primary Beneficiaries survive the Participant), by notice in writing filed with the Committee prior to the commencement of any distribution to the Participant or his or her Beneficiaries. Except as provided in this Section 7.5, all Cash or Deferred Account distributions to a particular Participant shall be made within the same calendar year.

         7.6 Deferred Payment. A Participant, or, in case of his or her death a Participant's Beneficiaries whose distribution would equal or exceed $3,500.00 may defer the receipt of all distributions to be made by the Trustee subsequent to such Participant's Termination of Employment or death until such date as the Participant or Beneficiaries may elect.

         7.7 Maximum Time of Commencement and Completion of Distributions. Notwithstanding any other provision of this Plan, in no event shall distribution of the amount distributable to any Participant hereunder commence later than the Required Beginning Date. In the event the entire amount distributable to a Participant is not fully paid to the Participant by the end of the Required Beginning Date, distribution of the entire amount distributable to the Participant shall be fully paid within a period extending either over the life of the Participant or over the lives of the Participant and the Participant's Beneficiary or a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant's Beneficiary. The minimum payment which shall be made in each year of the foregoing periods shall not be less than the lesser of (i) the remaining unpaid balance of the amount distributable to the Participant, or (ii) an amount equal to the quotient obtained by dividing the remaining unpaid balance of the amount distributable to the Participant at the beginning of the year by the number of years remaining in the period (determined as of the date of the Required Beginning Date and, if payable to the Participant's spouse, redetermined annually), reduced by one for each year commencing after the Required Beginning Date. In the event a Participant dies before his or her entire amount distributable has been paid to him or her, the remaining portion of the amount distributable shall be paid at least as rapidly as under the method of payment in effect at the time of death. In the event distributions have not begun at the Participant's death, the entire interest will be fully paid within five years after the death of the Participant. The preceding sentence shall not apply if distribution of the amount distributable to the Participant commences within one year after the Participant's death to a designated Beneficiary and does not extend beyond the life expectancy of the Beneficiary. Any distribution pursuant to this Section shall be in accordance with the requirements of proposed regulations 1.401(a)(9).1 and 1.401(a)(9).2 under the Code, which are hereby incorporated by this reference.

         7.8      Withdrawals.

                  (a) The right of withdrawal shall be cumulative. An Employee may withdraw in any year all amounts which he was entitled to but did not withdraw in prior years.

                  (b) No Employee shall have the right to withdraw any amounts from his or her Cash or Deferred Account prior to becoming entitled to a distribution pursuant to Section 7.3 hereof. The election to withdraw shall be exercisable at such time, in such form and subject to such conditions as the Committee shall prescribe.

                  (c) No withdrawal shall be made which would reduce the value of the Participant's Cash or Deferred Account to less than 200 percent of the sum of all outstanding and unpaid principal balances and accrued interest on loans made to the Participant pursuant to Article VI. Any withdrawals of any assets in a Participant's accounts which are invested in contracts or other instruments that permit withdrawals shall be subject to the provisions of such contracts or instruments, including any penalty provisions.

         7.9 Suspension or Termination. The Committee shall have the absolute and unqualified right to suspend or terminate any and all rights of withdrawal or to delay the effective date of any and all withdrawals if it, in its sole discretion, determines that such action is desirable or necessary to maintain the status of the Plan and Trust as qualified under the provisions of section 401 of the Code, or any other section of the Code which supersedes such section, or for any other reason determined by the committee, in its sole discretion, including without limitation the absence or insufficiency of appropriate facilities, equipment, personnel, computer systems or other resources or administrative procedures for processing withdrawals.

         7.10 Qualified Domestic Relations Orders.

                  (a) The payments or other benefits which a Participant is entitled to receive pursuant to this Plan shall be paid in accordance with the applicable requirements of any Qualified Domestic Relations Order.

                  (b) Treatment of Spouse. To the extent provided in any Qualified Domestic Relations Order the former spouse of a Participant shall be treated as a surviving spouse of such Participant for purposes of Beneficiary designation pursuant to Section 2.5 hereof.

                  (c) Procedures Upon Receipt of Domestic Relations Order. Upon receipt of any Domestic Relations Order by the Plan:

                      (1) The Committee shall promptly notify the Participant and any other Alternate Payee of the receipt of such order and the Plan's procedures for determining the qualified status of Domestic Relations Orders.

                      (2) Within a reasonable period after receipt of such order, the Committee shall determine whether such order is a Qualified Domestic Relations Order and notify the Participant and each Alternate Payee of such determination. The Committee shall establish reasonable procedures in accordance with section 206(d) of ERISA and regulations thereunder to determine the qualified status of Domestic Relations Orders and to administer distributions under a Qualified Domestic Relations Order.

                      (3) During any period in which the issue of whether a Domestic Relations Order is a Qualified Domestic Relations Order is being determined (by the Committee, by a court of competent jurisdiction, or otherwise), the Committee shall segregate in any manner it deems appropriate the amounts which would have been payable to the Alternate Payee during such period if the Order had been determined to be a Qualified Domestic Relations Order.

                      (4) If within 18 months from the date the first payment would have been required to be paid under the Domestic Relations Order, the order (or modification thereof) is determined to be a Qualified Domestic Relations Order, the Plan shall pay the segregated amounts (plus any interest thereon) to the person or persons entitled thereto.

                      (5) If within 18 months from the date the first payment would have been required to be paid under the Domestic Relations Order, it is determined that the Order is not a Qualified Domestic Relations Order, or the issue as to whether such Order is a Qualified Domestic Relations Order is not resolved, then the Plan shall pay the segregated amounts (plus any interest thereon) to the person or persons who would have been entitled to such amount if there had been no Order.

                      (6) Any determination that an order is a Qualified Domestic Relations Order which is made after the close of the 18.month period from the date the first payment would have been required to be paid under the Domestic Relations Order shall be applied prospectively only.

         7.11 Direct Rollover. Notwithstanding any provision of this Plan to the contrary, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.
                             ARTICLE VIII - FUNDING

         8.1 Funding Policy and Method. The procedure for establishing and carrying out a funding policy and method consistent with the objectives of this Plan and the requirements of Title I of ERISA shall be as follows:

                  (a) Establishment of Funding Policy and Method. The Board of Directors shall establish, and may from time to time amend, a funding policy and method for the Plan consistent with the objectives of the Plan and the requirements of Title I of ERISA.

                  (b) Carrying Out the Funding Policy and Method. The Committee shall communicate the funding policy and method and any amendments thereto to the Trustee, and any other person the Board of Directors may consider appropriate to carry out the funding policy and method. The Committee and Trustee shall each comply with such portions of the funding policy and method as shall be applicable to their activities with respect to the Trust. In particular, the Trustee shall so comply with respect to investing and reinvesting the assets of the Depository Fund and Participant Investment Funds but the Trustee shall have no responsibility for the establishment, amendment, or adequacy of the funding policy and method.

         8.2 Reliance on Documents. In establishing and from time to time amending the funding policy and method, the Board of Directors shall be entitled to rely upon, and shall incur no liability in reliance upon statements, tables, evaluations, estimates, certificates, reports and opinions furnished by the Committee, the Trustee or any accountant or legal counsel for the Employers, except as otherwise required by Part 4 of Title I of ERISA.


                         ARTICLE IX - BOARD OF DIRECTORS

         9.1 Administration. The Board of Directors shall have the responsibility for reviewing the results of the Trustee's performance under the Trust Agreement.

         9.2 Expenses. The members of the Board of Directors shall receive no compensation for the discharge of their duties hereunder. Expenses of the Board of Directors or a committee appointed by the Board of Directors incurred in connection with the administration of the Plan, shall be expenses of the Plan and shall constitute a charge upon the Trust Fund in accordance with Article XI, but may be paid by the Employers if, as and when the Employers, in their sole discretion, deem such payment to be advisable.

           ARTICLE X - RTIS EMPLOYEE BENEFITS ADMINISTRATION COMMITTEE

         10.1 Administration. The RTIS Employee Benefits Administration Committee shall be the administrator of the Plan, shall be charged with the administration of the Plan and payment to Participants or Beneficiaries entitled hereunder, and shall have such powers as may be necessary and appropriate for such purposes, including but not by way of limitation, performance of duties required of plan administrators under ERISA, defense of lawsuits and conduct of litigation in the name of the Plan (subject to the approval of the general counsel of RTIS), the power to interpret and construe this Plan where it concerns questions of eligibility, of status, and subject to the opportunity for review of denied claims pursuant to Section 10.6 hereof, rights of Participants and others hereunder, of the amount allocated under the Plan to the Cash or Deferred Account of any Participant, of the value of any share or other benefit, and in general decide any dispute arising under this Plan. In all such cases the determination of the Committee shall be final and conclusive with respect to Participants and Beneficiaries. The Committee shall have the responsibility for reporting the results of the Trustee's performance under the Trust Agreement to the Participants.

         10.2 Number and Selection. The Committee shall be composed of a minimum of three Participants from time to time appointed by the Board of
 Directors.

         10.3 Action by Majority. All action of the Committee shall be by a majority of the persons then comprising the committee. Such action may be taken at a meeting of the committee or without a meeting by a resolution or memorandum signed by all the members. No member of the committee shall be entitled to vote or decide upon any matter pertaining to himself individually but such matter shall be determined by the remaining members of the committee.

         10.4 Organization. The Committee shall appoint one of its members as chairman and shall appoint a secretary, and may appoint one or more assistant secretaries and one or more other agents as it shall determine, none of whom need be a member of the Committee but any of whom may be an officer or Employee of an Employer. It may delegate to any agent such duties and powers and pay him such compensation as it deems appropriate. It may authorize one or more of its members, officers, or agents to sign in its behalf all reporting and disclosure forms required to be filed with any governmental agency or instrumentality, and it may designate agents for service of process against the Plan. In addition, it may authorize one or more of its members, officers, or agents to sign in its behalf any instructions to the Trustee and the Trustee shall be fully protected in acting thereon and in assuming that the person holding such office or acting as such agent continues in that capacity until otherwise advised in writing by the Committee. It shall keep a record of all of its proceedings.

         10.5 Accounts of Participants. The Committee shall maintain records of all accounts of Participants and such other records and data as may be necessary and appropriate for the proper administration of the Plan and to determine the amounts distributable to Participants and Beneficiaries. In the event any Participant or Beneficiary who is entitled to receive any payment from the Trust is, at the time of such payment, a minor, mentally incompetent or, in the opinion of the Committee, under any other legal disability, the Committee may direct such payment to the legal guardian or parent of such person or to any person having the apparent custody or control of such Beneficiary or Participant and such payment shall fully acquit and discharge all parties hereto.

         10.6 Rules and Regulations. The Committee may adopt and promulgate such rules and regulations as it may deem appropriate for the administration of the Plan. The Committee shall adopt and promulgate written rules governing claims procedures reasonably calculated to (i) provide adequate written notice to any Participant or Beneficiary whose claim for share or other benefits under the Plan has been denied, setting forth the specific reasons for such denial, and
(ii) afford a reasonable opportunity to such Participant or Beneficiary for a full and fair review by the Committee of the decision denying the claim. The determination of the Committee upon such review shall be final and conclusive.

         10.7 Reliance on Documents. The Committee shall be entitled to rely upon and shall have no liability in relying upon, except as otherwise required by Part 4 of Title I of ERISA, any representation made to it by an Employer or any Employee, upon any paper or document believed by it to be genuine and to have been signed or sent by the proper person.

         10.8 Expenses of the Committee. The members of the Committee shall receive no compensation for the discharge of their duties as such members. Expenses of such committee shall be expenses of the Plan and shall constitute a charge upon the Trust Fund in accordance with Article XI, but may be paid by the Employers if, as and when the Employers, in their sole discretion, deem such payment advisable.

         10.9 Non-Liability. No member of the Board of Directors (or any committee appointed by the Board of Directors), nor of the Committee shall be liable for any act done or omitted by him except for his or her own willful misconduct, and except as otherwise required by Part 4 of Title I of ERISA.

         10.10 Resignation or Removal. Any member of the Committee may resign by giving written notice to the Board of Directors and may be removed by the Board of Directors for any reason whatsoever by giving written notice to the member of the Committee. Upon the death, resignation, removal or inability of any member of the Committee to act as such member, the Board of Directors shall appoint a successor.

                      ARTICLE XI - PLAN AND TRUST EXPENSES

         11.1 Expenses of Administering the Cash or Deferred Account. The expenses incurred by the Trustee, the Board of Directors (or any committee appointed by the Board of Directors) and the Committee for each Plan Year in connection with the administration of the Plan and the Trust Fund, including such compensation of the Trustee as may be agreed upon from time to time between the Board of Directors and the Trustee, and all other proper charges and expenses of the Trustee, computed on an accrual basis, shall constitute a charge upon and shall be paid by the Trustee out of the Trust Fund, but may be paid by the Employers if, as and when the Employers, in their sole discretion, deem such payment to be advisable. For purposes of this Section 11.1, expenses of the Board of Directors (or any committee appointed by the Board of Directors) and the Committee which are paid by the Trustee, either directly or by way of reimbursement to any Employer shall be considered as expenses incurred by the Trustee.

                          ARTICLE XII - THE TRUST FUND

         12.1 Trust Fund. The Trust Fund shall be held and administered by the Trustee in accordance with the provisions of the Trust Agreement, and the Trustee shall have such powers, duties and responsibilities, as may be set forth in the Trust Agreement and this Plan.

         12.2 Trustee. The number of Trustees shall be as may be fixed from time to time by the Board of Directors. Fidelity Management Trust Company shall be the initial Trustee under this restatement and shall serve as Trustee until its successor shall be appointed by the Board of Directors. Thereafter, the Board of Directors shall appoint as Trustee one or more individuals, trust corporations or national banks having trust powers, in which event any such Trustee shall continue to serve until a successor shall be appointed by the Board.

         12.3 Resignation and Removal. Any Trustee may resign at any time by giving written notice to the Board of Directors, and may be removed at any time by the Board of Directors for any reason whatsoever by giving notice to the Trustee. Upon the death, resignation, removal, or inability of a Trustee to act, the Board of Directors shall appoint a successor Trustee.

         12.4 Trustee's Determinations Conclusive. Subject to Article VIII hereof, the Trustee shall determine from time to time the manner in which the Depository Fund and the Participant Income Fund shall be invested. All such determinations by the Trustee shall be final and conclusive.

         12.5 Acquisition of Raytheon Stock. Raytheon Stock may be acquired by the Trustee from any source, including without limitation, any Employer or any Raytheon stockholder. If the Trustee elects to purchase Raytheon Stock from an Employer, it shall be purchased at a price which is equal to the simple average of the high and the low prices of Raytheon Stock on the composite tape on the date of purchase (or if there shall be no trading on such date, then on the first previous date on which there is such trading).

         12.6 Determination and Report of Investment Funds Values. The Trustee shall determine and report to the Committee the aggregate value of all Participant accounts and of any amounts contained in the Depository Fund (hereinafter in this Section referred to as "investment funds") as of the end of each month during the Plan Year. All investment funds shall be valued as of the end of each Trading Day. The value of an investment fund shall be the sum of the value, determined pursuant to the principles set forth in Section 5.5 above, of each item of property in the investment fund reduced by the sum of the accrued liabilities owing by the investment fund.

                     ARTICLE XIII - MISCELLANEOUS PROVISIONS

         13.1 No Interest in Employer. No Employer shall have any interest in any of the assets of the Trust Fund and in no event shall any income or corpus of the Trust Fund revert to the Employer or be used for or devoted to purposes other than the exclusive benefit of the Participants.

         13.2 No Right to Employment. Nothing contained in this agreement shall be construed to give any Employee any right to employment or to continued employment.

         13.3 Spendthrift. Except as provided in Article VI and Section 7.10 hereof, no interest of any Participant or spouse or of any Beneficiary in any part of the Trust Fund shall be subject to sale, assignment, hypothecation, or transfer by the Participant, spouse or Beneficiary, and each Participant, spouse and Beneficiary is hereby prohibited from anticipating, encumbering, assigning or in any manner alienating his or her interest under this Plan, and is and shall be without power so to do; nor shall the interest of any Participant, spouse or Beneficiary be liable or subject to his or her debts, liabilities or obligations, nor shall the same or any part thereof be subject to any judgment, execution, attachment, garnishment or other legal process against such Participants, spouse or Beneficiary and all of the payments or other benefits which any Participant, spouse or Beneficiary from time to time may be entitled to receive under this Plan shall be payable only to such Participant, spouse or Beneficiary.

         13.4 Mergers. In the event of a merger, consolidation, or other reorganization as a result of which an Employer shall continue as an existing corporation, no Employee acquired as a result of such transaction shall be eligible to become a Participant except as a new Employee, unless otherwise provided in the agreement of merger, consolidation or other reorganization.

         13.5 Records of Employers Conclusive. The records of any Employer as to the employment, classification of employment, severance of employment, re-employment, Leave of Absence, return to employment and the cause of unemployment or termination of any Employee shall be final and conclusive upon all parties.

         13.6 Separate Trust Funds. Notwithstanding any provision of this Plan to the contrary, the Board of Directors may establish one or more additional separate trust funds for the purpose of holding and administering all or a portion of the assets under this Plan. The Board of Directors shall select the trustee or trustees of each such separate trust fund and shall determine the provisions of the trust agreement. Any trustee or trustees of each such separate trust fund are authorized to receive all or any portion of a contribution from any Employer and any Participant and any Employer is authorized to pay all or any portion of any contribution to any such trustee or trustees of any such separate trust fund. Upon the direction of the Board of Directors, the Trustee shall transfer and pay over all or any part of the property held by it to such other trustee or trustees. Upon the making of any such transfer or payment, the trustee shall be fully relieved and discharged with respect to such transfer or payment, and shall have no further responsibility with respect to the application thereof. The Trustee is authorized to receive such property constituting assets held under this Plan as may be paid or delivered to it from time to time by any other trustee or trustees.

         13.7 Multiple Fiduciary Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan (including, but not by way of limitation, service both as a Trustee and administrator).

         13.8 Employment of Advisers. Any person serving in a fiduciary capacity with respect to the Plan may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan. The expense of such employment shall be expenses of the Plan and shall be a charge upon the Trust Fund in accordance with Article XI, but may be paid by the Employers if, as and when the Employers, in their sole discretion, deem such payment to be advisable.

         13.9 Delegation of Fiduciary Responsibilities. Any fiduciary named in the Plan or Trust Agreement may delegate his or her fiduciary responsibilities (other than any responsibility provided in the Trust Agreement to manage or control the Trust Fund) to another person. The fiduciary who has so delegated his or her responsibilities shall not be liable for an act or omission of the person to whom such responsibilities have been delegated, except as otherwise required by Part 4 of Title I of ERISA.

         13.10 Plan Mergers. In the event of a merger or consolidation of this Plan with, or a transfer of assets and liabilities of this Plan to, any other plan, the benefits each Participant would receive immediately after the merger, consolidation or transfer (if this Plan or such other plan then terminated) shall be at least equal to the benefits he would have received under this Plan immediately before the merger, consolidation or transfer (if this Plan had then terminated).

      ARTICLE XIV - AMENDMENT, TERMINATION AND SUSPENSION OF CONTRIBUTIONS

         14.1     Amendment.

                  (a) The Employers jointly, and each Employer with reference to the fund from time to time held for the benefit of its Employees and with respect to its Employer contributions and contributions of its Employees, separately, reserve the power to change, amend, modify, or alter any of the provisions of this Plan at any time or to transfer the funds or part thereof to a new trust fund for the Participants' benefit except that no such amendment, modification, or alteration shall be exercised retroactively to alter or change the rights of Participants or their Beneficiaries insofar as they relate to past contributions, nor subject to the provisions of Article XIV and Section 4.5(b) hereof, shall any such amendment vest in any Employer any right, title or interest in and to any assets of the Trust Fund, divest any Participant of any credit theretofore entered in his or her Cash or Deferred Account or permit any part of the assets to be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries. No amendment shall require approval by the shareholders of any Employer. No amendment which affects the powers, duties or responsibilities of the Trustee shall be effective until consented to in writing by the Trustee.

                  (b) Should any amendment to this Plan amend the vesting schedule, a Participant whose nonforfeitable percentage of his or her accrued benefit derived from Employer contributions is determined under such schedule and who has at least three years of service with an Employer, may elect to have the nonforfeitable percentage of his or her accrued benefit derived from Employer contributions determined without regard to such amendment. Such election must be made during the period beginning with the date the amended is adopted and ending no earlier than the latest of the following dates:

                     (1) the date which is 60 days after the day the amendment was adopted;

                     (2) the date which is 60 days after the day the plan amendment becomes effective;
or

                     (3) the date which is 60 days after the day the participant is issued written notice of the plan amendment by the Employer or plan administrator.

         14.2 Termination. The Employers or any Employer insofar as it is concerned may discontinue this Plan or any Plan Account by giving written notice to the Committee and to the Trustee. In the event of a complete discontinuance or a termination or partial termination within the meaning of section 411(d)(3) of the Code and the regulations thereunder, or in the event of the dissolution of any corporation or party hereto (except the dissolution of a subsidiary whose parent is a party hereto), or in the case of adjudication of any such corporation as a bankrupt, or the loss of the corporate existence of any such corporation, or a merger into another corporation or corporations which shall not assume the obligations of this Plan, the Plan or the discontinued Plan Account shall terminate as to the affected Participants and the portion of the assets then comprising the Trust Fund allocable to such Participants, as determined by the Committee, shall be distributed among all such Participants in proportion to their interest. Employee CODA Contributions shall be distributed as in accordance with the provisions contained in section 401(k)(10) of the Code.

                  ARTICLE XV - TENDER OFFERS FOR RAYTHEON STOCK

         15.1 Applicability. Notwithstanding any provision of this Plan to the contrary, the provisions of this Article XV shall apply in the event of a Tender Offer. The Trustee may not sell, offer to sell, exchange or otherwise dispose of Raytheon Stock pursuant to a Tender Offer except as provided in this Article XV.

         15.2 Directions to Trustee. Each Participant may direct the Trustee to sell, offer to sell, exchange or otherwise dispose of Allocated Stock in accordance with the provisions, conditions and terms of such Tender Offer and the provisions of this Article XV. Such directions from Participants shall be confidential and shall not be divulged by the Trustee to anyone, including the Employers or any director, officer, Employee or agent of the Employers, it being the intent of this Section 15.2 to ensure that the Employers (and their directors, officers, Employees and agents) cannot determine the direction given by any Participant. Such directions shall be in such form and shall be filed in such manner and at such time as the Trustee may prescribe. The confidentiality provision of this Section shall likewise apply to the decisions of the Trustee made pursuant to Section 15.4 hereof.

         15.3 Trustee Action On Participant Directions. The Trustee shall sell, offer to sell, exchange or otherwise dispose of Allocated Stock pursuant to a Tender Offer with respect to which it has received directions from Participants to do so under this Article XV. The proceeds of a disposition of Allocated Stock directed by a Participant from his or her Plan Accounts under this Article XV shall be allocated to the Participant's Plan Accounts from which the Raytheon Stock was taken and shall be governed by the provisions of Section 15.5 hereof. To the extent Participants do not validly direct the Trustee to sell, offer to sell, exchange or otherwise dispose of Allocated Stock pursuant to a Tender Offer, the Trustee shall not sell, offer to sell, exchange or otherwise dispose of such shares pursuant to such Tender Offer.

         15.4 Trustee Action on Unallocated Raytheon Stock. The Trustee shall sell, offer to sell, exchange or otherwise dispose of only that number of shares of Unallocated Raytheon Stock that bears the same ratio to the total of all shares of Unallocated Raytheon Stock as the number of shares of Allocated Stock for which the Trustee has received valid directions from Participants to sell, offer to sell, exchange or otherwise dispose of bears to the total number of shares of Allocated Stock in the Plan Accounts of Participants. The proceeds of a disposition of Unallocated Raytheon Stock shall be held by the Trustee and invested in accordance with the provisions of Section 15.5 hereof.

         15.5 Investment of Plan Assets after Tender Offer. Following the sale, exchange or other disposition of Raytheon Stock by the Trustee pursuant to a Tender Offer and in accordance with this Article XV, the following provisions shall apply.

                  (a) In the event that, immediately following completion of the Tender Offer, Raytheon Stock is no longer a "Qualifying Employer Security" (as defined by ERISA), the Trustee shall retain any new Qualifying Employer Securities received pursuant to such sale, exchange or other disposition and invest the other proceeds from such sale, exchange or other disposition in new Qualifying Employer Securities to the extent available as soon as practicable.

                  (b) In the event that, immediately following completion of the Tender Offer, Raytheon Stock continues to be a Qualifying Employer Security, then the Trustee shall invest the proceeds from such sale, exchange or other disposition in accordance with the investment provisions of this Plan applicable to the Plan Accounts from which the Raytheon Stock was sold, exchanged or disposed of.

                  (c) Pending the investment of the proceeds from a sale, exchange or other disposition of Raytheon Stock in accordance with this Section 15.5, or in the event Qualifying Employer Securities do not exist or are not available, the proceeds from such sale, exchange or other disposition of Raytheon Stock shall be invested in such manner as the Trustee (or investment manager appointed by the Board of Directors for such purpose) in its discretion shall from time to time determine.


                       ARTICLE XVI - TOP-HEAVY PROVISIONS

         16.1 General. The provisions of this Article XVI shall apply if and only if the Plan shall become Top-Heavy with respect to a Plan Year. In the event the Plan is determined to be Top-Heavy with respect to a Plan Year, the provisions of this Article XVI shall apply during such Plan Year in lieu of any conflicting provisions set forth elsewhere in the Plan with respect to benefit accrual, vesting, entitlement to benefits, commencement of benefit payments, and rights of Participants or others under this Plan. None of the provisions set forth in this Article XVI shall apply to benefit accrual, vesting, entitlement to benefits, commencement of benefit payments, and rights of Participants or others during any Plan Year with respect to which this Plan is not determined to be Top-Heavy, regardless of whether such Plan Year occurs before or after a Plan Year with respect to which this Plan is determined to be Top-Heavy, provided, however, that any benefit accrual, vesting, entitlement to benefits, commencement of benefit payments, or rights of Participants or others which are protected under sections 411(a)(10) and 411(d)(6) of the Code which accrue during any Plan Year with respect to which this Plan is determined to be Top-Heavy, shall not be reduced thereafter.

         16.2     Minimum Employer Contributions.

                  (a) The minimum amount of CODA Contributions pursuant to the Plan for each Participant who is not a Key Employee and who does not participate in a defined benefit plan maintained by the Employer or an Affiliated Company of RTIS which is qualified under section 401(a) of the Code shall be not less than three percent of such Participant's Compensation during the Plan Year, but such percent shall be reduced, if necessary, to a percent not exceeding the percent of Compensation (disregarding any Compensation in excess of $150,000) contributed under theCash or Deferred Account and any other salary reduction agreement for the Participant who is the Key Employee during such Plan Year receiving the highest contributions and Forfeitures from the Cash or Deferred Account or any other salary reduction agreement for the Plan Year. For purposes of determining the highest rate allocated to a Key Employee for a year in which the plan is Top-Heavy under section 416 of the Code, Employer CODA Contributions must be included in determining the percentage. When providing for the minimum contribution hereunder pursuant to section 416(c) of the Code, the Employer CODA Contributions made on behalf of non-Key Employees shall not be considered.

                  (b) For purposes of this Section, the term "Compensation" shall have the meaning set forth for such term in Section 2.35 hereof. For purposes of determining if the minimum contributions set forth herein have been made in any Plan Year, all Employer contributions made for participants in all U.S. tax qualified defined contribution plans maintained by RTIS and its Subsidiaries shall be added to the contributions made for Participants pursuant to this Plan. Notwithstanding the foregoing, if the Employer maintains more than one plan which is Top-Heavy, each Employee covered under both a defined contribution plan and a defined benefit plan which are top-heavy will receive the defined benefit minimum contribution in the defined benefit plan offset by the benefits provided under this and any other Top-Heavy defined contribution plan, provided that if the provisions of Section 16.4 hereof do not apply, i.e.,
1.0 is not substituted for 1.25, then the defined benefit minimum contribution will be increased by one percentage point (to a maximum of 10 percentage points) per year of service.

         16.3 Top-Heavy. The Plan shall be "Top-Heavy" during a Plan Year if, as of the Determination Date, the aggregate of the accounts of all Participants who are Key Employees exceeds 60 percent of the aggregate of the accounts of all Participants. For purposes of determining if the foregoing condition is met:

                  (a) the present value of the cumulative accrued benefits of all participants in all U.S. tax qualified defined benefit plans, and the aggregate of the accounts of all participants in all U.S. tax qualified defined contribution plans, maintained by RTIS or any subsidiary of RTIS in which a Key Employee is a participant and all plans in the Required Aggregation Group shall be added to the aggregate of all accounts under this Plan;

                  (b) all distributions made to participants under this Plan and all such other plans during the five-year period ending on the Determination Date shall be included;

                  (c) rollover contributions to this Plan or any other plan described in this paragraph initiated by a participant shall be excluded;

                  (d) the accrued benefits and accounts of any participant who has performed no services for an Employer under this or any such other plan during the five-year period ending on the Determination Date shall be disregarded; and

                  (e) a participant who was a Key Employee on the Determination Date but who ceased to be a Key Employee in the following Plan Year shall not be considered a Key Employee for purposes of the determination.

         16.4 Limitations on Annual Additions. "1.0" shall be substituted for "1.25" in the definitions of the terms "Defined Benefit Fraction" and "Defined Contribution Fraction" unless (i) the requirements in Section 16.3 hereof are met when the provisions of such Section 16.2 hereof are applied by substituting "four percent" for "three percent" therein and (ii) this Plan would not be Top-Heavy if "90 percent" were substituted for "60 percent" in Section 16.3 hereof.

         This Plan shall be effective as of July 11, 1997, subject to the approval of the Internal Revenue Service.

         IN WITNESS WHEREOF, this instrument is executed as of the 11th day of July, 1997.

                                  RAYTHEON TI SYSTEMS, INC.



                                 By: